Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Emily Denney
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3035
Quintin.Lai@westpharma.com	Emily.Denney@westpharma.com

West Announces Quarterly Dividend and Share Repurchase Program

EXTON, PA, February 21, 2019 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced that the Company’s Board of Directors has approved a second-quarter 2019 dividend of $0.15 per share. The dividend will be paid on May 1, 2019, to shareholders of record as of April 17, 2019.

The Company also announced a share repurchase program authorizing the repurchase of up to 800,000 shares of the Company’s common stock from time to time on the open market or in privately-negotiated transactions as permitted under Securities Exchange Act of 1934 Rule 10b-18. The number of shares to be repurchased and the timing of such transactions will depend on a variety of factors, including market conditions. The share repurchase program is expected to be completed by December 31, 2019. The Company’s previously-authorized share repurchase program expired on December 31, 2018.

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2018 net sales of $1.7 billion reflect the daily use of approximately 112 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc. in the United States and other jurisdictions, unless noted otherwise.